Exhibit 10.39

Form of Stock Option Agreement for U.S. Based Employees

AMERICAN STANDARD COMPANIES INC.

STOCK OPTION GRANT

Dated as of February 1, 2006

AMERICAN STANDARD COMPANIES INC., a Delaware corporation (“Grantor”), hereby grants to                  (“Participant”), an employee of Grantor or one of its subsidiaries, the option to purchase (“Option”), at the exercise price set forth below, a total of              shares of Common Stock, par value $.01 per share (“Common Stock”), of the Grantor, pursuant to and subject to the terms and conditions set forth in the Grantor’s 2002 Omnibus Incentive Plan (the “Plan”) and to such further terms and conditions as are set forth below.

•	Exercise Price. The exercise price applicable to the shares of Common Stock that may be purchased by the Participant pursuant to the Option is $ per share, representing the Fair Market Value (as defined in the Plan) of the Common Stock on the date hereof.

•	Non-Qualified Stock Option. The option to purchase shares of Common Stock pursuant to the Option is granted as a “non-qualified stock option”, within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

•	Vesting. Participant’s right to purchase shares of Common Stock pursuant to the Option shall vest in three equal installments on each of the first anniversaries of the grant, unless otherwise cancelled pursuant to Section 6 of the Plan.

IN WITNESS WHEREOF, the duly authorized officers of the Grantor named below have hereunto subscribed as of the day and year first above written.

AMERICAN STANDARD COMPANIES INC.

Attest:
By:
Chairman and Chief Executive Officer

Secretary

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.